Exhibit 10.1

TECHNICAL SUPPORT AND CONSULTANCY SERVICES AGREEMENT

This Technical Support and Consulting Services Agreement (the “Agreement”) is entered into as of May 1, 2004 in Beijing, the People’s Republic of China (the “PRC”) between the following two parties:

Party A: Beijing Champion Distance Education Technology Co., Ltd., a wholly foreign owned enterprise incorporated in the PRC, with address at Room A-21, China Agriculture University Kemao Building, No.2 Qinghua East Road, Haidian District, Beijing, with legal representative Zhu Zhengdong and fax number 010-82386679.

Party B: Beijing Champion Hi-Tech Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with the address at Room 106 and Room 215, Tower A, Kemao Building, No.2 Qinghua East Road, Haidian District, Beijing, with legal representative Zhu Zhengdong and fax number 010-62396392.

WHEREAS:

(1) Party B has the qualification of engaging in internet information service and on-line long-distance education service;

(2) Party A has the advanced experience and technology in respect of management and operation of long-distance education and internet information service;

(3) Party A agrees to provide consulting and technical service in respect of Party B’s operation of long-distant education and internet information service, and Party B agrees to accept such consulting and technical service;

NOW THEREFORE, the parties agree as follows:

Article 1. Representations and Warranties

The parties represent and warrant to each other that:

1. it has been duly registered and validly existing and requisite right and authorization:

(1)	to own, rent and operate it asset, and operate the business stated in its business licence and articles of association; and

(2)	to execute, deliver and perform this Agreement.

2. it has take all necessary action and obtain all the consent, approval, authorization and permit for executing, delivering and performing this Agreement in order to make it have the ability to execute, deliver and perform this Agreement. Besides, the execution, delivery and performance of this Agreement will not breach:

(1)	its articles of association;

(2)	its obligations under any other agreement; or

(3)	any current PRC laws

In respect further representations and warranties given by Party B to Party A, they are listed in appendix 1 of this Agreement.

Article 2. Consent

Party A agrees to provide technical support and consulting service to for the long-distant education and internet information service to Party B in accordance with the terms and conditions of this Agreement, and Party B agrees to accept such technical and consulting service in accordance with the terms and conditions of this Agreement.

Article 3. Content of the Service

Party A shall provide to Party B the following technical support and consulting service for operating long-distant education and internet information service business in accordance with the methods and conditions of this Agreement:

(1)	general technical service, which is required by Party B for operating long-distant education ad internet information service business (except proprietary technology and patent technology), including but not limit to:

a.	daily equipment/system maintenance, including preventing virus and unti-hacker to the website server/internal server and computer of the Party B;

b.	coordinating and resolving all the technical problems encountered during the operation of subordinate website of Party B for the purpose of ensure the regular operation of all the services of the website.

(2)	proprietary technology and patent technology service required during the development and operation of the business of Party B;

(3)	rental of equipment necessary for Party B’s operations (see Appendix 3) and providing relevant technical maintenance service;

(4)	allowing the use by Party B of certain domain names and trademarks (the two parties will enter Trademarks Permit Agreement and Domain Names Using Agreement) ;

(5)	early stage market research/planning, general design of the program for new websites and new training project/business of the Party B;

(6)	assisting Party B in its business development plans and developing business co-operations with third parties;

(7)	assisting carry out business analysis, product development, market survey and planning, develop marketing and promotion plans, select agents, establish and implement customer service system;

(8)	development of website support platform and background program, advanced technical support, liaison with business of co-operation partners and testing services;

(9)	providing artwork design, information editing and web-page production for Party B’s websites;

(10)	producing courseware for long-distance education and training , including recording, editing, production, compilation, updating and maintenance of courseware

(11)	undertaking the production of Study Cards on behalf Party B; and

(12)	providing training to Party B’s technical staff.

Article 4. Proprietary Technology and Patent Technology Service

Within the period of this Agreement, for the business operation of Party B, Party A shall provide to Party B the permit to using proprietary technology and patent technology. Such proprietary technology and patent technology could be the technology owned by Party A or the technology allowed to be used by Party A and allowed Party A to permit other person to use.

When Party A provides to Party B the proprietary technology and patent technology, they should enter another Proprietary Technology Permit Agreement and Patent Technology Permit Agreement in respect of the permit to certain technology in accordance with principle formed in this Agreement, but Party A should not charge Party B additional technology permit fee for such technology permit beyond the technology service fee provided in this Agreement.

If the proprietary technology and patent technology provided is not owned by Party A but is allowed to be used by Party A and allowed Party A to permit other person to use, the Party A should guarantee it has sufficient right and authorization to provide to Party B such technology permit.

If the proprietary technology and patent technology is obtained from off shore company, Party A should guarantee the registration or approval procedure in foreign economic and trade department in respect of such technology in accordance with PRC Administration of Technology Import and Export Regulations.

Party B should use the technology strictly in accordance with the provisions of this Agreement and detailed provisions of the proprietary technology, patent technology permit agreement.

In order to make proprietary technology and patent technology to be use in business operation of Party B reasonably and efficiently, Party A should send technical staff to guide the using of the technology and teach the technical staff of Party B to use the technology.

Article 5. Training of the Technical Staff

In order to make all the technology provided by Party A to Party B be used in the business operation of Party B efficiently, Party A should provide technical training to technical staff of Party B.

The technical training includes regular technical training and specific technical training.

Party A should provide to technical staff of Party B regular technical training in order to help technical staff of Party B be able to use the general technology required by long-distance education and internet information service business.

After the provision by Party A to Party B of certain proprietary technology and patent technology, Party A should send special technical staff to make specific technical training to technical staff of Party B in respect of the use of such proprietary technology and patent technology, in order to guarantee the technical staff of Party B be able to use such technology.

Article 6. Exclusivity Service

Party B warrants and undertakes to Party A that, during the term of this Agreement, Party B should not obtain the same service from any other third party as the service provided by Party A in this Agreement.

Article 7. Service Fee

The parties agree that Party B shall pay Party A the technical and consulting service fee adequately and timely at the amount and time of payment noticed by Party A in accordance with the provisions of this Agreement.

The detailed information about payment of the technical support and consulting service fee is listed in appendix 2 of this Agreement.

Article 8. Financial Support

In the afterwards operation and business development of Party B, as requested by Party B, Party A will consider giving finance assistance to Party B by methods allowed by laws.

As for the fund obtained by Party B through financial support, Party B should use according to the purpose agreed by the parties and accept the supervision and examination of Party A from time to time.

Party A will use the capital raising from IPO to purchase relevant property in PRC and Party B undertakes that it will rent such property as required by operation of the company from Party A in market fare price/

Article 9. Confidentiality

For Party A’s unpublished technical confidential information and business confidential information which is known and touched by Party B through accepting the Party A’s service (the “Confidential Information”), Party B shall not disclose any of such information; Party B shall not disclose, provide or transfer any Confidential Information to any third party without Party A’s prior written consent.

Upon termination or expiration of this Agreement, Party B shall, at Party A’s requirement, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them.

It is agreed that this Article 9 shall survive after any amendment, expiration or termination of this Agreement.

Article 10. Intellectual Property

Any right, ownership, interest and intellectual property include but not limit to copyright, patent, technical secret, business secret and others, no matter developed by Party A or by Party B but based on the intellectual property of Party A, Party A will always have exclusive and monopolistic right.

For the long-distance education and training courseware produced by Party A for the network platform owned by Party B, Party A shall have the copyright to the long-distance education and training courseware; Party A agree to allow Party B to use, provide and play such long-distance education and training courseware in its network platform for learning and reading of the registered students.

Article 11. Non-competition

Party B undertakes that, without Party A’s prior written consent, it will not engage or operate any business which may become competitive to the business of Party A.

Article 12. Transfer of Agreement

Any party of this Agreement, otherwise obtaining the other party’s written consent, shall not transfer any rights and obligations under this Agreement to any third party, but Party A can transfer its rights and obligations under this Agreement to its connected companies without consent of Party B.

Article 13. Force Majeure

If any nonperformance or deferred performance of the obligations under this Agreement by a party is because of any force majeure, the party shall not assume any liability under this Agreement. The force majeure in this Agreement means:

(1)	disaster event, such as earthquake, act of God, fire etc.;

(2)	war and political convulsion;

(3) any other matters which can not be attributed to any person and are unforeseeable, unavoidable and insurmountable when signing this Agreement.

After the happening of the force majeure events, if possible, the party affected by force majeure should notice the other party within five working days. The damages to the other party caused by nonperformance of this notification obligation should be indemnified by the party with failure of performance. After the event of force majeure, the party affected by force majeure and with failure of performance should resume performance of this Agreement with its best efforts.

Article 14. Notices

Notices or other communications as provided in this Agreement or required to be given by any party pursuant to this Agreement shall be delivered by mail, in person (including express mail service) or by fax to the parties’ address or fax number set forth on the first page of this Agreement. If any party’s address or fax number changes, it should notice the other party in writing within ten days from the changes.

Article 15. Infringement Liability

The infringement by any party to the declarations warrants and undertakings in this Agreement, or any articles in this Agreement shall constitute breaching of this Agreement; the breaching party should indemnify the other party fully and adequately.

No matter whether the above mentioned indemnity is paid up, it will not affect the rights enjoyed by Party A in the Share Pledge Agreement executed on 1 May 2004 with Zhu Zhengdong and Yin Baohong respectively.

Article 16. Governing Law

This Agreement shall be performed and construed in accordance with the PRC laws.

Article 17. Settlement of Disputes

Any dispute arising from construing or performance of this Agreement shall be settled through negotiation between parties of this Agreement. If no settlement can be reached within 14 days, each party shall have the right to refer the matter to China International Economic and Trade Arbitration Commission located in Beijng according to its applicable arbitration rules.

Article 18.

This Agreement can be amended after written consent of both parties. The parties of this Agreement both agree that, if this Agreement or any articles of this Agreement may be deemed to be illegal for violating current applicable laws and regulations, the parties of this Agreement will faithfully amend this Agreement or relevant articles. Such difference between the original agreement and the amended agreement shall necessarily fulfill the validity of this Agreement or relevant articles, and may not incur any damage to the proposed interest of both parties when signing this Agreement. The parties of this Agreement congruously agree that any or any parts of the articles of this Agreement violating laws will not affect the validity and enforceability of the entire agreement.

Article 19. Appendix

All the Appendixes, which are part of this Agreement, shall be of equal effect and force as this Agreement itself.

Article 20. Effectiveness

This Agreement shall become effective immediately upon signing by the authorized representatives of both parties and remain effective within the term of existence of Party B.

Notwithstanding any stipulations in this Agreement, Party A is entitled to rescind this Agreement by issuing a notice without and compensation to be paid to Party B.

Article 21. Counterparts

This Agreement was signed in 4 originals, each of which will be of equal force and effect. Each Party possesses 2 originals respectively.

IN WITNESS WHEREOF, each of the parties, intending to be legally bound, have caused this Agreement to be signed by its authorized representative on the date first above written.

Beijing Champion Distance Education Technology Co., Ltd.

Authorized Representative (Signature):

Beijing Champion Hi-Tech Co., Ltd.

Authorized Representative (Signature):

Appendix 1:

In addition, Party B warrants and represents to Party A, inter alia:

1	not to amend, or supplement the Articles of Association, not to increase or reduce the registered capital of the Company, not to change the composition of the Company’s registered capital, unless consented by the Party A with prior written notice;

2	to maintain the existence of the Company, to dispose the business prudently and effectively in accordance with good financial and commercial standards and traditions;

3	not to sale, transfer, mortgage or by any other means, dispose of any interests of its assets, business or revenue of a value which is 3% or more of the Company’s audited NAV(including the intangible assents) as at the end of its last fiscal year, not to create any security over the same unless consented by the Party A with prior written notice;

4	not to incur any debt or give any guarantee other than those arising from its day-to-day operations and which is not arising from a loan, or those for which prior consent has been obtained from Party A;

5	to manage all its normal operations to keep the value of the assets and refrain from any action or omission harming its management and asset value.

6	not to enter into any contract with a value which is 3% or more of its audited NAV as at the end of its latest financial year without the prior written consent of Party A;

7	to prepare annual budget for Party A’s approval, such budget to contain information as such projected revenue (projected course participants enrolment and courses to be offered) specific expenses related to Beijing Champion, working capital needs, pricing policies and payment terms;

8	to operate its expenses in accordance with the budget approved by Party A, to furnish monthly variance reports to Party A, and to explain the nature of the expense, the reason of the variance and the benefit to Party B’s business caused by the aforesaid;

9	any expenses exceeding RMB500,000 and which is not provided for in the budget must be explained to and approved by Party A;

10	not to provide any loan or advance to any person without the prior written consent of Party A;

11	to duly provide all the documentaries in connection with the business, management and financial status and report abnormal events to Party A at its request;

12	to purchase and maintain the insurance(the coverage and types of insurance shall be in accordance with the companies operating the similar business in the same district and owning the similar properties or assets) from the insurance companies accepted by Party A;

13	not to enter into any merger with or acquire any corporation or invest in any corporation without the prior written consent of Party A;

14	not to change its scope of operations or main business without prior written consent of Party A;

15	to notify Party A immediately when any litigation, arbitration or administrative procedure in connection with the assets, business and revenue of the Company occurs or may occur;

16	to keep the ownership of the Company regarding all its assets, to sign all necessary or appropriate documents, take all necessary or appropriate actions, take all necessary or appropriate claims, or make necessary or appropriate defenses against all claims.

17	not to pay any dividends to its shareholders without the prior written consent of Party A, to pay all or part of the payable net profit to the shareholders immediately once required by Party A;

18	to engage an auditor approved by Party A and for the auditor to review or investigate the internal controls and business operation of Party B periodically on an annual basis and as necessary at the request of Party A, to perform unconditionally at the auditor’s comments after such review or investigation;

19	that Party A shall have the right to implement procedures and controls for Party B’s operations and, to supervise Party B for such procedures and controls and, Party B shall follow the such instruction unconditionally;

20	to prepare its financial statements in accordance with the International Financial Reporting Standards or such other accounting standards and practices generally accepted by Party A;

21	to comply and perform all the warranties, consents, agreements, representations and conditions, and to indemnify Party A’s all relevant damages incurred due to Party B’s breach or partial breach of the above.

Appendix 2:

1	Party A and Party B agree congruously that Party A shall provide the technical and consultant service stipulated in this Agreement to Party B from May 1, 2004;

2	Party A shall send the notice regarding the collection of technical and consultant service fees prior to the 15th day of every month according to the content and quantity of the technical and consultant service in the last month; the amount of such fees are equivalent to the revenue of Party B last month minus the sale cost, operation disbursement (including sale disbursement, management fees, financial fees), other cost approved by Party A and occurred in this month;

3	Prior to the notice sent to Party B by Party A regarding the collection of technical and consultant service fees, Party B shall offer the detailed amount and financial statement about the revenue, sale cost, operation disbursement and other relevant cost occurred in the last month for the review and verification of Party A;

4	At the end of every season, based on the revenue and profit status ascertained in which in accordance with the International Financial Reporting Standards, Party A is entitled to raise the suggestions about the adjustment of the amount of technical and consultant service fees and deliver the notice regarding the adjustment to Party B, and Party B shall pay such fees to Party A adequately and timely according to the requirements as set out in the notice.

5	The amount of service fees indicated in the notice regarding the collection of technical and consultant service fees sent to Party B by Party A in accordance with this Agreement is eventual and final.

Appendix 3:

Party A agrees to lease the following facilities to Party B for its website operations:

Number	Name	Type	Quantity
1	Server	Powererdge 2400P3	2

2	Server	Intel 8240XR	1

3	Server	Intel CY8240XR	1

4	Server	Lianzhi 8221XR	1

5	Server	Intel 2201R	1

6	Server	Dell PV770N	1

7	Server	Intel 2250R	1

8	Server	Dell PowerEdge 2650	1

9	Server	DELL 2650	1

10	Server	DELL 2650	1

11	Server	DELL 2650	1

12	Server	Intel CY2230R	1

13	Server	Intel CY2230R	2